As filed with the Securities and Exchange Commission on November 17, 2003

Registration No. 333-110209

SECURITIES AND EXCHANGE COMMISSION

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	84-1573084
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

5575 DTC Parkway, Suite 110

Greenwood Village, Colorado 80111

(303) 846-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Snyder

Chief Executive Officer

Red Robin Gourmet Burgers, Inc.

5575 DTC Parkway, Suite 110

Greenwood Village, Colorado 80111

(303) 846-6000

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Leary Brandi R. Steege O’Melveny & Myers LLP 610 Newport Center Drive, Suite 1700 Newport Beach, California 92660 (949) 760-9600	Valerie Ford Jacob Stuart H. Gelfond Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	3,977,474	$27.84	$110,732,876	$8,958

(1)	Includes shares that the underwriters have the option to purchase solely to cover over allotments, if any.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on the Nasdaq National Market on October 28, 2003.
(3)	Registration fees were previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this amendment is solely to file certain exhibits to the Registration Statement as set forth in Item 16(a) of Part II.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and Nasdaq filing fee, the amounts stated are estimates.

Registration fee — Securities and Exchange Commission	$8,958
Accounting fees and expenses	100,000
Legal fees and expenses	225,000
NASD	11,573
Nasdaq	10,000
Printing	150,000
Miscellaneous	244,469

Total	$750,000

Item 15.    Indemnification of Directors and Officers

Our amended and restated bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, provided that, with respect to proceedings initiated by our officers and directors, we are only required to indemnify these persons if the proceeding was authorized by our board of directors. Our bylaws permit us, by action of our board of directors, to indemnify our other employees and agents to the same extent as we are required to indemnify our officers and directors. We are also empowered under our bylaws to enter into indemnification agreements with our directors, officers, employees or agents and to purchase insurance on behalf of any of our director, officer, employee or agent whether or not we are required or permitted to indemnify such persons under Delaware law.

We have entered into indemnification agreements with certain of our directors and executive officers and intend to enter into indemnification agreements with all of our other directors and executive officers prior to the consummation of this offering. Under these agreements, we will indemnify our directors and executive officers against amounts actually and reasonably incurred in connection with actual or threatened proceedings if any of them may be made a party because of their role as one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. For any criminal proceedings, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

There is no pending litigation or proceeding involving any of our directors or officers for which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Item 16.    Exhibits.

(a) Exhibits

Exhibit No.	Item and Reference
1.1 †	Form of Underwriting Agreement
4.1	Specimen stock certificate. Incorporated by reference to Amendment No. 1 of the Company’s Registration Statement on Form S-1 dated June 10, 2002 (Registration No. 333-87044).
5.1 †	Opinion of O’Melveny & Myers LLP.
5.2	Opinion of O’Melveny & Myers LLP.
23.1†	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2†	Consent of O’Melveny & Myers LLP. Reference is made to Exhibit 5.1.
23.3	Consent of O’Melveny & Myers LLP. Reference is made to Exhibit 5.2.
24.1†	Power of Attorney.

†	Previously filed

Item 17.    Undertakings.

The Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on November 17, 2003.

Red Robin Gourmet Burgers, Inc. (Registrant)

November 17, 2003 (Date)	By:	/s/ Michael J. Snyder (Michael J. Snyder, Chairman of the Board, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael J. Snyder Michael J. Snyder	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)	November 17, 2003

/s/ James P. McCloskey James P. McCloskey	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2003

* Edward T. Harvey	Director	November 17, 2003

* Terrence D. Daniels	Director	November 17, 2003

* Gary J. Singer	Director	November 17, 2003

* Dennis B. Mullen	Director	November 17, 2003

* Benjamin D. Graebel	Director	November 17, 2003

*By:	/s/ Michael J. Snyder

Michael J. Snyder Attorney-in-Fact

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